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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          NEXTLINK COMMUNICATIONS, INC.


         NEXTLINK COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

         FIRST: That the Board of Directors, by a unanimous written consent dated July 14, 1999, resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment and the matter thereof be considered at the Annual Meeting of Stockholders of the Corporation held on August 25, 1999. The resolution setting forth the proposed amendment is as follows:

         WHERAS, the Company has determined to split its Class A and Class B Common Stock on a two-for-one basis, to be effected in the form of a 100% stock dividend, payable to stockholders of record on August 18, 1999, with a payment date of August 27, 1999;

         WHEREAS, as a condition to effecting the stock split, and to provide the Company with flexibility to conduct financings, other stock splits and stock dividends, and acquisitions, the Company has determined to amend the first paragraph of Article 3 of its Certificate of Incorporation to increase the number of authorized shares of common stock (with the authorized shares of preferred stock remaining at 25,000,000), which such paragraph, as amended, shall read as follows:

                  The Corporation shall have authority to issue Four Hundred Sixty Million (460,000,000) shares of common stock (the "Common Stock"), which shall be divided into two classes, Four Hundred Million (400,000,000) shares of Class A Common Stock, par value $0.02 per share (the "Class A Common Stock"), and Sixty Million (60,000,000) shares of Class B Common Stock, par value $0.02 per share (the "Class B Common Stock"). The Corporation shall have authority to issue Twenty-Five Million (25,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         NOW, THEREFORE IT IS HEREBY RESOLVED, that the Board hereby ratifies, approves, declares advisable, the stock split, as described above, and the above-referenced amendment, subject to the proposed amendment receiving the affirmative vote of a majority of the votes entitled to be cast by holders of (i) Class A common stock, voting separately as a class, (ii) Class B common stock, voting separately as a class, and (iii) both classes of common stock, voting together as a single class, as required by the Delaware General Corporation Law; and

         FURTHER RESOLVED, the Board hereby recommends that above-referenced amendment be submitted to the stockholders for approval at the annual meeting, and that the officers of the Company take such appropriate action, including the preparation of a proxy and proxy statement, as is necessary to carry out such resolution.

         SECOND: That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, the Annual Meeting of Stockholders of the Corporation was duly called and held on August 25, 1999, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by R. Bruce Easter, Jr., its Vice President, General Counsel and Secretary, this 25th day of August, 1999.


                                   NEXTLINK COMMUNICATIONS, INC.


                                   By:     /s/ R. Bruce Easter, Jr.
                                      ----------------------------------------
                                   Name:   R. Bruce Easter, Jr.
                                   Title:  Vice President, General Counsel and
                                           Secretary